                                                                   EXHIBIT 10.14

                              [LOGO OF US AIRWAYS]

                                  April 3, 2002

Mr. Neal S. Cohen
3275 Robinsons Bay Road
Deephaven, MN 55391

Dear Neal:

     We are pleased to offer you employment with US Airways, Inc. in the position of Executive Vice President-Finance and Chief Financial Officer. This letter outlines the terms of US Airways' offer of employment. The terms of this offer will be recommended to the Human Resources Committee of our Board of Directors for final approval at the next Board meeting. Your start date will be as mutually agreed to, but we would like it to be as soon as possible.

     Your position will report directly to David Siegel, the President and CEO, and your annual base salary will be $475,000. In addition to your salary, you will be eligible for incentive compensation pursuant to the terms of the Incentive Compensation Plan ("ICP") and the Long-Term Incentive Plan ("LTIP") for US Airways Group, Inc. Your target for the ICP will be 60 percent of your base salary and may be increased for results in excess of the target up to a maximum of 120 percent of base salary. Your target for the LTIP will be 80 percent of your base salary and may be increased for results in excess of the target up to a maximum of 160 percent of base salary.

     We have agreed to guarantee your first year's ICP payment, in the amount of 60% of your base salary of record, (i.e., not pro-rated, for a total of $285,000) and to pay such amount to you within 30 days of the date of the commencement of your employment. If the ICP pays in excess of the target amount for the 2002 fiscal year, you will be entitled to receive a payment equal to the difference between the payout amount and the target amount previously paid to you. In addition to guaranteeing your first year bonus, we will pay you a signing bonus of $150,000 within 30 days of the commencement of your employment. In the event that you terminate your employment with US Airways during the first year of employment, you agree to repay a ratable portion (based on the number of full calendar months worked over 12) of both the guaranteed first year ICP payment and the signing bonus.

     We will also recommend to the Human Resources Committee that you receive a


                     2345 Crystal Drive Arlington, VA 22227

Mr. Neal S. Cohen
April 3, 2002
Page 2

grant of non-qualified stock options to buy 300,000 shares of US Airways Group, Inc. Common Stock in accordance with the terms of the 1996 Stock Incentive Plan of US Airways Group, Inc. ("1996 Stock Plan"). These options will be effective on the date of your employment. The options will vest over a three-year schedule with one-third vesting on the first anniversary of your employment and an additional one-third vesting on each of the subsequent two anniversary dates. The option price of these shares will be based upon the average of the high and the low price of the stock on the Composite Tape of the New York Stock Exchange on the date you begin employment with the company or the date of the meeting of the Human Resources Committee, whichever price is lower.

     Additionally, we will recommend that the Human Resources Committee approve a restricted stock grant in the amount of 100,000 shares in accordance with the terms of the 1996 Stock Plan. The restricted stock grant will also vest on a three-year schedule with one-third of the restricted stock vesting on the first anniversary of your employment and an additional one-third vesting on each of the subsequent two anniversary dates.

     You will be eligible for medical, dental, life and disability insurance and pension plan participation on the same basis as other US Airways officers. You will be provided additional information on these benefit plans following your employment with US Airways. In addition, we have agreed to provide you with a supplemental executive retirement agreement ("SERP"). The SERP will provide you with a pension benefit under the formula contained in the US Airways frozen defined benefit pension plan for salaried employees which produces a benefit equal of 65% of your final average earnings (base plus bonus) based on 30 years of credited service. You will accrue credited service under the SERP at the rate of two years of deemed credited service for each of the first five years of your employment and one year of deemed credited service for each completed year after the first five years of actual service. You will be immediately vested in the SERP benefit as it accrues.

     Essentially, the formula for accrual of benefits in the defined benefit plan is 2.4% of final average earnings for each year of service up to 25 years and 1% of final average earnings for each of the next 5 years, offset by Social Security benefits. Benefits under the SERP will be based upon your actual salary and deemed ICP target bonus of 60% of salary and will be calculated in accordance with the terms of the frozen defined benefit plan. The amount paid under the SERP will be offset by other Company provided pension benefits. Benefits payable under the SERP will be accrued but unfunded and unsecured and are payable from the general assets of US Airways.

     US Airways also offers you and your eligible family members on-line first class, positive space travel privileges for business and pleasure for a small annual fee. The Internal Revenue Service requires that you receive imputed income for positive space non-business travel and that you pay taxes on such income. US Airways' officer benefit

Mr. Neal S. Cohen
April 3, 2002
Page 3

package provides a gross-up payment (up to a maximum of $10,000) to cover your tax liability resulting from travel. In addition, you and your eligible family members will have free access to US Airways Club facilities.

     You will be eligible to receive lifetime officer travel benefits upon the completion of five years of service with US Airways. However, you may become eligible to receive lifetime officer travel benefits on US Airways immediately under certain circumstances.

     As an officer of US Airways, you will also receive an employment agreement providing you with certain protection in the event that your employment is terminated or substantially changed either prior to a change in ownership of the company or following a change of control. If your employment is terminated or substantially changed prior to a change of control, you will receive a severance benefit equal to two years' base salary and target bonus. In the event that your employment is terminated or substantially changed after a change in control, you will receive a severance benefit equal to three years' base salary and target bonus, three years of benefit continuation, three years of LTIP payout and life time officer travel benefits.

     Miscellaneous executive officer perquisites include a $9,000 car allowance which is paid to you in monthly installments and reimbursement of tax and financial planning expenses incurred up to $10,000. US Airways is prepared to assist you with relocation to include assistance with the sale of your current residence under the terms and conditions of our executive relocation and housing assistance program. This relocation benefit will include six months of reasonable temporary living expenses.

     The preceding paragraphs describe US Airways' current officer benefit programs. These programs may be changed from time to time or terminated at management's discretion.

     US Airways requires all prospective employees to submit to drug testing prior to the establishment of an employment relationship. You will be contacted by US Airways' Medical Affairs department to arrange a testing time and location. Your employment is contingent upon successful completion of the drug test.

Mr. Neal S. Cohen
April 3, 2002
Page 4

     Enclosed are two copies of this letter. Please countersign the letters in the space provided for your signature and return one copy to me as soon as possible. Please keep one copy for your records.

                                               Sincerely,


                                               Michelle V. Bryan
                                               Senior Vice President
                                               Human Resources

Accepted:
            ---------------------------
            Neal S. Cohen

Date:
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